Exhibit 99.1

Contact(s):	Media Inquiries:	Visteon Corporation
	Kimberly A. Welch	Corporate Communications
	(313) 755-3537	17000 Rotunda Drive
	kwelch5@visteon.com	Dearborn, Michigan 48120
Facsimile: 313-755-7983

Investor Inquiries:
Derek Fiebig
(313) 755-3699
dfiebig@visteon.com

Chris Collins
(313) 755-3357
ccolli16@visteon.com

Visteon Reports Improved Second Quarter Earnings

Second Quarter Highlights

•	Net income of $31 million reflects $198 million improvement over second quarter 2003

•	Revenue hits $4.9 billion, up $257 million from a year ago

•	Non-Ford revenue of $1.4 billion, up 35% from a year ago

•	Year-over-year improvement in cash flow from operations

DEARBORN, Michigan, July 22, 2004 — Visteon Corporation (NYSE: VC) today reported second quarter 2004 net income of $31 million, or $0.24 per share. These results are an improvement of $198 million, or $1.57 per share, compared to a net loss of $167 million, or $1.33 per share, in the second quarter 2003. Second quarter results include after-tax special charges of $3 million in 2004 and $170 million in 2003.

Visteon reported income before income taxes of $55 million for the second quarter 2004, included in these results were pre-tax special charges of $5 million and $11 million pre-tax expense related to debt extinguishment. In the second quarter of 2003, Visteon reported a loss before income taxes of $256 million including $266 million of pre-tax special charges.

Revenue for the second quarter 2004 was $4.9 billion, up $257 million from second quarter 2003. The increase, compared to a year ago, reflects primarily growth in non-Ford revenue and favorable currency translation, partially offset by lower Ford North American production volumes, the exit of Visteon’s seating operations and price reductions to customers. Non-Ford revenue totaled $1.4 billion for the quarter, up 35% or $358 million compared to the second quarter 2003. Non-Ford revenue in the second quarter represents 28 percent of total sales, a six percentage point improvement from a year ago.

1.

“We’re pleased with our second quarter results, especially the continued diversification of our customer base,” said Mike Johnston, Visteon chief executive officer and president. “Our performance to the customer in terms of cost, quality and delivery remains our highest priority and has helped us win new business in all major regions of the world. We will be aggressive in the continuation of our cost-reduction and process improvement actions in the second half to ensure our competitive position in the marketplace.”

Visteon’s net income improved compared to a year ago reflecting the impact of lower special charges, increased new business, improved operating and material efficiencies, and decreased post-retirement health and life insurance expenses, offset by customer price reductions and lower North American Ford production volumes. Net income was also impacted by debt extinguishment costs of $7 million after tax related to a portion of Visteon’s public debt securities.

First Half Results
First half revenue totaled $9.8 billion, increasing $525 million from a year ago. Ford revenue decreased $185 million to $7.1 billion for the first half of 2004, reflecting lower Ford North American production, the exit of the Chesterfield seating operations and price reductions granted to Ford, partially offset by favorable currency, increased European production and incremental business with Ford. Non-Ford revenue increased $710 million, or 35 percent to $2.7 billion, due primarily to increased business with non-Ford customers.

For the first six months of 2004, Visteon recorded net income of $61 million or $0.48 per share, including $10 million, or $0.08 per share of special charges. For the first six months of 2003, Visteon reported a net loss of $182 million, or $1.45 per share, included in these results were special charges of $190 million, or $1.51 per share.

Income before taxes was $111 million for the six months of 2004, including $16 million of pre-tax special charges and $11 million of pre-tax expense related to debt extinguishment. For the first half of 2003, Visteon reported a loss before income taxes of $275 million, including $297 million of pre-tax special charges. The increase reflects lower pre-tax charges of $281 million, increased profits from new business, lower employee retirement benefit and selling and administrative expenses, partially offset by other wage and raw material cost increases and expenses related to debt extinguishment.

Cash and Liquidity
Visteon ended the quarter with $1 billion in cash and marketable securities. Cash flow from operations was $247 million for the second quarter and $352 million for the first half of the year, which reflects an improvement of $223 million and $463 million, respectively, compared to the same periods last year. Increased profits and the company’s continued focus on working capital were major contributors to this improvement.

2.

Capital expenditures were $172 million for the second quarter and $370 million for the first half of the year. This compares to $222 million for the second quarter and $403 million for the first half of 2003. Quarter-end debt outstanding was $1.9 billion. Visteon’s debt-to-capital ratio was 51 percent.

Third Quarter and Full Year 2004 Outlook
Visteon’s revenue for third quarter 2004 is projected to be in the range of $4.0 to $4.1 billion, up from $3.9 billion in 2003, reflecting primarily non-Ford revenue growth. Visteon expects a third quarter net loss of $90 million to $105 million, or $0.70 to $0.80 per share.

Full year revenue is expected to be between $18.6 billion and $18.8 billion in 2004. Non-Ford revenue is expected to increase more than $1.0 billion from year ago levels. Visteon expects net income of $75 to $110 million for full-year 2004, or $0.60 to $0.90 per share. Full year 2004 projected results include anticipated pre-tax special charges of approximately $50 million.

Visteon expects cash flow from operations to be modestly higher than capital spending for the full year. Visteon’s third quarter and full year 2004 estimates are based on third quarter Ford North American production of 755,000 units and full year production of 3.65 million units. A number of factors including a decline in actual or projected production volumes for these or future periods could affect our assessment regarding the recoverability of our deferred tax assets and result in a further write-down, which would increase income tax expense (non-cash charge) and reduce net income significantly in the applicable period.

Quarterly Conference Call Scheduled at 10 a.m. EDT Today

A conference call will be hosted today, Thursday, July 22, at 10 a.m. EDT to discuss Visteon’s second quarter results in further detail, as well as other related matters. To participate in the conference call, callers in the U.S. should dial 888-452-7086 and callers outside of the U.S. should dial 706-643-3752. Please call in approximately 10 minutes before the start of the conference. For a replay of the conference, those in the U.S. should dial 800-642-1687; outside the U.S., callers should dial 706-645-9291. The pass code to access the replay is 8526120. The replay will be available for one week.

Visteon will provide a broadcast of the quarterly meeting for the general public via a live audio web cast. The conference call, along with the financial results press release, presentation material and other supplemental information, can be accessed through Visteon’s web site at www.visteon.com/earnings.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has approximately 72,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 25 countries.

3.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “projects,” “outlook” and similar words and phrases signify forward-looking statements.
Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties which could cause our results to differ materially from those expressed in these forward-looking statements. These factors, risks and uncertainties include the automotive vehicle production volumes and schedules of our customers, the effect of pension and other post-employment benefit obligations, our ability to recover our remaining deferred tax asset, the need to recognize restructuring and other special items, as well as those factors identified in our filings with the Securities and Exchange Commission (including our Annual Report on Form 10-K for the year-ended December 31, 2003). We assume no obligation to update these forward-looking statements.

# # #
Visteon news releases, photographs and product specification details are available at www.visteon.com

4.

VISTEON CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA
(unaudited)
(in millions, except per share amounts and percentages)

			2004
			over/(under)
	2004		2003
	Second	First	Second		First
	Quarter	Half	Quarter		Half
Sales
Ford and affiliates	$3,491	$7,128	$(101)		$(185)
Other customers	1,379	2,714	358		710

Total sales	$4,870	$9,842	$257		$525

Depreciation and amortization
Depreciation	$142	$282	$(2)		$(2)
Amortization	26	52	1		4

Total depreciation and amortization	$168	$334	$(1)		$2

Selling, administrative and other expenses	$236	$499	$(3)		$18
Income before income taxes	$55	$111	$311		$386
Net income	$31	$61	$198		$243
Net income per share
Basic	$0.25	$0.49	$1.58		$1.94
Diluted	0.24	0.48	1.57		1.93
Average shares outstanding
Basic	125.2	125.2	(0.5)		(0.7)
Diluted	128.4	128.4	2.7		2.5
Special charges (1)
Included in costs of sales	$5	$16	$(261)		$(276)
Included in selling, administrative and other expenses	—	—	—		(5)

Total pre-tax special charges	$5	$16	$(261)		$(281)

Special charges above, after-tax	$3	$10	$(167)		$(180)
Special charges per share, based on average diluted shares outstanding above	$0.03	$0.08	$(1.32)		$(1.43)
Effective tax rate	32%	35%	(4	) pts	(1	) pts
Capital expenditures	$172	$370	$(50)		$(33)
Cash provided by operating activities	$247	$352	$223		$463
Cash and borrowing (compared to December 2003 year-end)
Cash and marketable securities		$1,010			$54
Borrowing		1,930			112

(1) — Special charges related to restructuring and other actions are discussed further in Note 4.

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME
For the Periods Ended June 30, 2004 and 2003
(in millions, except per share amounts)

	Second Quarter		First Half
	2004	2003	2004	2003
		(unaudited)
Sales
Ford and affiliates	$3,491	$3,592	$7,128	$7,313
Other customers	1,379	1,021	2,714	2,004

Total sales	4,870	4,613	9,842	9,317
Costs and expenses (Notes 2 and 4)
Costs of sales	4,567	4,625	9,212	9,102
Selling, administrative and other expenses	236	239	499	481

Total costs and expenses	4,803	4,864	9,711	9,583
Operating income (loss)	67	(251)	131	(266)
Interest income	5	4	9	8
Debt extinguishment cost (Note 7)	11	—	11	—
Interest expense	24	24	47	47

Net interest expense and debt extinguishment cost	(30)	(20)	(49)	(39)
Equity in net income of affiliated companies (Note 2)	18	15	29	30

Income (loss) before income taxes and minority interests	55	(256)	111	(275)
Provision (benefit) for income taxes (Note 2)	12	(98)	29	(110)

Income (loss) before minority interests	43	(158)	82	(165)
Minority interests in net income of subsidiaries	12	9	21	17

Net income (loss)	$31	$(167)	$61	$(182)

Income (loss) per share (Note 8)
Basic	$0.25	$(1.33)	$0.49	$(1.45)
Diluted	0.24	(1.33)	0.48	(1.45)
Cash dividends per share	$0.06	$0.06	$0.12	$0.12

The accompanying notes are part of the financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(in millions)

	June 30,	December 31,
	2004	2003
	(unaudited)
Assets
Cash and cash equivalents	$1,009	$953
Marketable securities	1	3

Total cash and marketable securities	1,010	956
Accounts receivable — Ford and affiliates	1,511	1,198
Accounts receivable — other customers (Note 6)	1,150	1,164

Total receivables, net (Note 2)	2,661	2,362
Inventories (Note 11)	834	761
Deferred income taxes (Note 2)	163	163
Prepaid expenses and other current assets (Note 2)	271	168

Total current assets	4,939	4,410
Equity in net assets of affiliated companies	208	215
Net property	5,369	5,369
Deferred income taxes (Note 2)	708	700
Other assets	238	270

Total assets	$11,462	$10,964

Liabilities and Stockholders’ Equity
Trade payables	$2,449	$2,270
Accrued liabilities	1,023	924
Income taxes payable (Note 2)	48	27
Debt payable within one year (Note 7)	244	351

Total current liabilities	3,764	3,572
Long-term debt (Note 7)	1,686	1,467
Postretirement benefits other than pensions	543	469
Postretirement benefits payable to Ford	2,097	2,090
Other liabilities	1,540	1,508

Total liabilities	9,630	9,106
Stockholders’ equity
Capital stock
Preferred stock, par value $1.00, 50 million shares authorized, none outstanding	—	—
Common stock, par value $1.00, 500 million shares authorized, 131 million shares issued, 130 million and 131 million shares outstanding, respectively	131	131
Capital in excess of par value of stock	3,297	3,288
Accumulated other comprehensive loss (Note 12)	(90)	(21)
Other	(31)	(19)
Accumulated deficit	(1,475)	(1,521)

Total stockholders’ equity	1,832	1,858

Total liabilities and stockholders’ equity	$11,462	$10,964

The accompanying notes are part of the financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Periods Ended June 30, 2004 and 2003
(in millions)

	First Half
	2004	2003
	(unaudited)
Cash and cash equivalents at January 1	$953	$1,204
Cash flows provided by (used in) operating activities	352	(111)
Cash flows from investing activities
Capital expenditures	(370)	(403)
Purchases of securities	—	(48)
Sales and maturities of securities	3	118
Other	10	13

Net cash used in investing activities	(357)	(320)
Cash flows from financing activities
Commercial paper repayments, net	(81)	(65)
Other short-term debt, net	(19)	43
Proceeds from issuance of other debt, net of issuance costs	522	161
Repurchase of unsecured debt securities (Note 7)	(269)	—
Principal payments on other debt	(19)	(64)
Purchase of treasury stock	(11)	(5)
Cash dividends	(16)	(16)
Other, including book overdrafts	(38)	2

Net cash provided by financing activities	69	56
Effect of exchange rate changes on cash	(8)	19

Net increase (decrease) in cash and cash equivalents	56	(356)

Cash and cash equivalents at June 30	$1,009	$848

The accompanying notes are part of the financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
(unaudited)

NOTE 1.     Financial Statements

     The financial data presented herein are unaudited, but in the opinion of management reflect those adjustments, including normal recurring adjustments, necessary for a fair statement of such information. Results for interim periods should not be considered indicative of results for a full year. Reference should be made to the consolidated financial statements and accompanying notes included in Visteon’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission on February 13, 2004. Certain amounts for prior periods were reclassified to conform with present period presentation.

     Visteon Corporation (“Visteon”) is a leading, global supplier of automotive systems, modules and components. Visteon sells products primarily to global vehicle manufacturers, and also sells to the worldwide aftermarket for replacement and vehicle appearance enhancement parts. Visteon became an independent company when Ford Motor Company (“Ford”) established Visteon as a wholly-owned subsidiary in January 2000 and subsequently transferred to Visteon the assets and liabilities comprising Ford’s automotive components and systems business. Ford completed its spin-off of Visteon on June 28, 2000 (the “spin-off”). Prior to incorporation, Visteon operated as Ford’s automotive components and systems business.

NOTE 2.     Selected Costs, Income and Other Information

Depreciation and Amortization

     Depreciation and amortization expenses are summarized as follows:

	Second Quarter		First Half
	2004	2003	2004	2003
		(in millions)
Depreciation	$142	$144	$282	$284
Amortization	26	25	52	48

Total	$168	$169	$334	$332

Investments in Affiliates

     The following table presents summarized financial data for those affiliates accounted for under the equity method. The amounts represent 100% of the results of operations of these affiliates. Our share of their net income is reported in the line “Equity in net income of affiliated companies” on the Consolidated Statement of Income.

	Second Quarter		First Half
	2004	2003	2004	2003
		(in millions)
Net sales	$453	$334	$787	$625
Gross profit	87	70	148	137
Net income	35	30	56	60

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 2.     Selected Costs, Income and Other Information — (Continued)

Accounts Receivable

     The allowance for doubtful accounts was $34 million at June 30, 2004 and $35 million at December 31, 2003.

Prepaid Expenses and Other Current Assets

     Prepaid expenses and other current assets include $190 million and $96 million of European value added and other tax receivables at June 30, 2004 and December 31, 2003, respectively.

Income Taxes

     Visteon’s provision (benefit) for income taxes, which is computed based upon income (loss) before income taxes excluding equity in net income of affiliated companies, reflects an effective tax rate of 32% for the second quarter and 35% for the first half of 2004, compared with 36% for both the second quarter and the first half of 2003. The rate in the first half of 2004 was impacted adversely by not recording the tax benefit related to losses in certain foreign jurisdictions where full valuation allowances are maintained and was impacted favorably by certain tax adjustments related to prior periods, including adjustments related to Visteon’s 2003 Federal income tax return, which was filed in May 2004, and the resolution of a foreign tax audit during the first quarter of 2004.

     The realization of Visteon’s remaining net deferred tax asset of about $870 million is dependent on achieving our forecast of 2004 taxable income in the U.S. and maintaining our forward year outlook. Visteon has concluded that the estimates and underlying assumptions concerning the realization of our remaining net deferred tax assets are appropriate at this time. However, the ability to achieve our 2004 forecasted earnings in the U.S. could be impacted by a number of factors, including lower than expected Ford North American volumes in the second half of the year. Visteon will continue to monitor closely the forecast and actual results for the remainder of 2004. If, during a subsequent period, there is an adverse change in our current year U.S. forecast or forward-year outlook, we will update our assessment of the recoverability of our deferred tax assets and reduce them further as needed. Such a write-down would result in additional income tax expense and reduce net income significantly in the applicable period.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 3.     Stock-Based Awards

     Starting January 1, 2003, Visteon began expensing the fair value of stock-based awards granted to employees pursuant to Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation.” This standard was adopted on a prospective method basis for stock-based awards granted, modified or settled after December 31, 2002. For stock options and restricted stock awards granted prior to January 1, 2003, Visteon measures compensation cost using the intrinsic value method. If compensation cost for all stock-based awards had been determined based on the estimated fair value of stock options and the fair value set at the date of grant for restricted stock awards, in accordance with the provisions of SFAS 123, Visteon’s reported net income (loss) and income (loss) per share would have changed to the pro forma amounts indicated below:

	Second Quarter		First Half
	2004	2003	2004	2003
	(in millions, except per share amounts)
Net income (loss), as reported	$31	$(167)	$61	$(182)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	4	3	6	4
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(5)	(7)	(9)	(10)

Pro forma net income (loss)	$30	$(171)	$58	$(188)

Income (loss) per share:
As reported:
Basic	$0.25	$(1.33)	$0.49	$(1.45)
Diluted	0.24	(1.33)	0.48	(1.45)
Pro forma:
Basic	$0.24	$(1.36)	$0.46	$(1.49)
Diluted	0.24	(1.36)	0.45	(1.49)

     Shareholder approval was obtained in May 2004 for the Visteon Corporation 2004 Incentive Plan, as amended and restated (the “Incentive Plan”). The Incentive Plan was originally adopted effective as of June 28, 2000 as the 2000 Incentive Plan, and approved by shareholders on May 9, 2001. The amended and restated Incentive Plan includes changes to increase the maximum number of shares of common stock that may be issued by 1.8 million shares to 14.8 million shares and to change the maximum term of an option or stock appreciation right awarded under the plan after the effective date of the amendment to five years from ten years.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 4.     Special Charges

First Half 2004 Actions

     Visteon recorded in costs of sales $5 million and $16 million of pre-tax special charges in the second quarter and first half of 2004, respectively, as summarized below:

	Second Quarter		First Half
	Pre-tax	After-tax	Pre-Tax	After-tax
		(in millions)
Restructuring and other charges:
Plant closure related	$5	$3	$10	$6
European Plan for Growth related	—	—	6	4

Total special charges	$5	$3	$16	$10

     Plant closure charges are related to the involuntary separation of up to 220 employees as a result of the planned closure of our
La Verpilliere, France manufacturing facility by the end of 2004. The involuntary separations of the employees at the La Verpilliere facility are expected to occur during the second half of 2004. European Plan for Growth charges are comprised of $6 million related to the separation of about 50 hourly employees located at Visteon’s plants in Europe through a continuation of a special voluntary retirement and separation program started in 2002.

First Half 2003 Actions

     Visteon recorded in operating results $266 million and $297 million of pre-tax special charges in the second quarter and first half of 2003, respectively, as summarized below:

	Second Quarter		First Half
	Pre-tax	After-tax	Pre-Tax	After-tax
		(in millions)
Restructuring and other charges:
European Plan for Growth related	$45	$28	$48	$31
North American salaried related	—	—	18	11
Other actions	4	3	14	9

Total restructuring and other charges	49	31	80	51
Loss related to seating operations	217	139	217	139

Total special charges	$266	$170	$297	$190

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 4.     Special Charges — (Continued)

     European Plan for Growth charges of $48 million are comprised of $42 million related to the involuntary separation of 675 hourly employees located in Germany and $6 million related to the separation of about 128 hourly employees located at Visteon’s plants in Europe through a continuation of a special voluntary retirement and separation program started in 2002. North American salaried charges of $18 million are related to the involuntary separation of about 135 U.S. salaried employees. Other actions of $14 million include the elimination of about 120 manufacturing positions in Mexico and $4 million of non-cash charges related to the write-down of a group of coiled spring and stamping equipment at our Monroe, Michigan, plant for which production activities were discontinued and the future undiscounted cash flows were less than the carrying value of these fixed assets held for use. Of the $80 million of pre-tax restructuring and other charges described above, $5 million was recorded in selling, administrative and other expenses in the first quarter of 2003 and the remainder in costs of sales.

     During the second quarter of 2003, Visteon finalized an agreement with Ford Motor Company to transfer seat production located in Chesterfield, Michigan, to another supplier. As part of this agreement, about 1,470 Visteon-assigned Ford-UAW employees working at the Chesterfield, Michigan, facility transferred to Ford, and Visteon agreed to be responsible to reimburse Ford for the actual net costs of transferring seating production through June 2004, including costs related to Ford hourly employee voluntary retirement and separation programs that Ford is expected to implement, offset by certain cost savings expected to be realized by Ford. Included in costs of sales and our operating results for the second quarter of 2003 is $217 million related to the seating operations consisting of:

•	$114 million of payments to be made to Ford for the estimated costs of separating approximately 650 hourly Ford-UAW employees under Ford employee retirement and separation programs and relocation programs expected to be implemented by Ford during the transition process;

•	$60 million of net other contractually-committed cost payments to be made to Ford;

•	$25 million non-cash charge related to certain seating-related fixed assets; and

•	$18 million related to operating losses incurred between the effective date of the agreement (April 1, 2003) and the date the agreements were finalized (June 23, 2003).

     The ultimate costs and cash payments related to this agreement depend on several factors including the actual net costs incurred during the seating production transition phase. The most critical factors that impact this are the ultimate actual costs incurred related to the relocation, re-deployment and/or employment termination of the 1,470 Visteon-assigned Ford-UAW employees and the savings achieved by Ford (as defined in the agreement) resulting from resourcing production that will serve as an offset to the transition costs. The final determination of the net costs incurred by Ford related to this agreement is expected to be completed by the end of 2004, which may result in an adjustment to the previously established accruals and related expense. Visteon paid Ford about $37 million in the first half of 2004 and about $30 million in 2003 related to this agreement.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 4.     Special Charges — (Continued)

Reserve Activity

     Reserve balances of $35 million and $45 million at June 30, 2004 and December 31, 2003, respectively, are included in current accrued liabilities on the accompanying balance sheets. The June 30, 2004 reserve balance includes $21 million related primarily to 2003 restructuring activities. Visteon currently anticipates that the restructuring activities to which all of the above charges relate will be substantially complete by the end of 2004.

	Automotive	Total
	Operations	Visteon
	(in millions)
December 31, 2003 reserve balance	$45	$45
First quarter 2004 actions:
Included in costs of sales	11	11
Second quarter 2004 actions:
Included in costs of sales	5	5

Total expense	16	16
Utilization	(26)	(26)

June 30, 2004 reserve balance	$35	$35

     Utilization in the first half of 2004 of $26 million was primarily related to severance pay.

Other Actions

     As previously announced, Visteon intends to move a portion of the operations at the Bedford, Indiana facility to another Visteon manufacturing facility, which will result in a reduction over time in workforce at the Bedford plant. Reductions are expected to be achieved through voluntary separation programs, with associated charges incurred and recorded as those programs are implemented.

     In addition, Visteon intends to implement programs to offer eligible Visteon-assigned Ford-UAW employees incentives to voluntarily retire. Costs associated with these actions, which could aggregate up to $25 million, would be recorded as the programs are implemented.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 5.     Employee Retirement Benefits

     Visteon’s retirement plans’ expense for the second quarter and first half of 2004 and 2003, respectively, are summarized as follows:

	Retirement Plans				Health Care and Life
	U.S. Plans		Non-U.S. Plans		Insurance Benefits
	2004	2003	2004	2003	2004	2003
			(in millions)
Second Quarter
Service cost	$14	$14	$9	$8	$9	$6
Interest cost	16	15	16	13	12	11
Expected return on plan assets	(16)	(14)	(16)	(14)	—	—
Amortization of:
Plan amendments	3	3	2	3	(5)	(1)
(Gains) losses and other	1	—	1	—	6	2
Special termination benefits	—	—	—	3	—	—
Expense for Visteon-assigned Ford-UAW and certain salaried employees	27	104	—	—	38	94

Net pension/postretirement expense	$45	$122	$12	$13	$60	$112

First Half
Service cost	$28	$27	$18	$16	$18	$13
Interest cost	33	30	33	26	25	22
Expected return on plan assets	(32)	(28)	(31)	(27)	—	—
Amortization of:
Plan amendments	5	5	5	5	(10)	(3)
(Gains) losses and other	2	—	1	—	14	5
Special termination benefits	—	—	—	10	—	—
Expense for Visteon-assigned Ford-UAW and certain salaried employees	58	125	—	—	75	177

Net pension/postretirement expense	$94	$159	$26	$30	$122	$214

     The expense amount for Visteon-assigned Ford-UAW employees included in the table above for the second quarter and first half of 2003 includes pension expense of $85 million and retiree health care and life insurance expense of $17 million related to the transfer of the Chesterfield, Michigan seat production as discussed further in Note 4.

     As of June 30, 2004, contributions to U.S. retirement plans and postretirement health care and life insurance plans were $71 million and
$24 million, respectively, including payments to Ford of $53 million and $15 million, respectively. Visteon presently anticipates contributing an additional $109 million to U.S. retirement plans in 2004 for a total of $180 million, including additional payments to Ford of $54 million for a total of $107 million.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 5.     Employee Retirement Benefits — (Continued)

     The Medicare Drug Improvement and Modernization Act of 2003 was signed into law on December 8, 2003. This legislation provides for a federal subsidy beginning in 2006 to sponsors of retiree healthcare benefit plans that provide a benefit at least actuarially equivalent to the benefit established by the law. Visteon’s plans generally provide retiree drug benefits that exceed the value of the benefit that will be provided by Medicare Part D, and we have concluded that our plans are actuarially equivalent, pending further definition of the criteria used to determine equivalence. This subsidy is estimated to reduce the benefit obligation for Visteon plans by $95 million as of June 30, 2004, and will be recognized through reduced retiree healthcare expense over the related employee future service lives.

NOTE 6.     Asset Securitization

United States

     In the first quarter of 2004, Visteon established a $100 million revolving accounts receivable securitization facility in the United States (“facility agreement”). Under this facility agreement, Visteon can sell a portion of its U.S. trade receivables to Visteon Receivables LLC (“VRL”), a wholly-owned consolidated special purpose entity. VRL may then sell, on a non-recourse basis (subject to certain limited exceptions), an undivided interest in the receivables to an asset-backed, multi-seller commercial paper conduit, which is unrelated to Visteon or VRL. The conduit typically finances the purchases through the issuance of commercial paper, with back-up purchase commitments from the conduit’s financial institution. The sale of the undivided interest in the receivables from VRL to the conduit is accounted for as a sale under the provisions of Statement of Financial Accounting Standards No. 140, “Accounting for the Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” When VRL sells an undivided interest to the conduit, VRL retains the remaining undivided interest. The carrying value of the remaining undivided interests approximates the fair market value of these receivables. The value of the undivided interest sold to the conduit is excluded from our consolidated balance sheet and will reduce our accounts receivable balance. Visteon continues to perform the collection and administrative functions related to the accounts receivable. The facility expires in March 2005 and can be extended annually through March 2008 based upon the mutual agreement of the parties. Additionally, the agreement contains financial covenants similar to our unsecured revolving credit facilities.

     At the time VRL sells the undivided interest to the conduit, the sale is recorded at fair market value with the difference between the carrying amount and fair value of the assets sold included in operating income as a loss on sale. This difference between carrying value and fair value is principally the estimated discount inherent in the facility agreement, which reflects the borrowing costs as well as fees and expenses of the conduit, and the length of time the receivables are expected to be outstanding. In the second quarter of 2004, VRL made an initial sale of a $45 million undivided interest in about $265 million of total receivables. The retained interest at June 30, 2004 of $220 million is included in Accounts receivable — other customers on the Consolidated Balance Sheet. The loss on sale was less than $1 million for the first half of 2004.

Europe

     As of June 30, 2004 and December 31, 2003, Visteon has sold euro 37 million ($45 million) and euro 12 million ($15 million), respectively, of trade receivables under a European sale of receivables agreement with a bank. This agreement provides for the sale of up to euro 40 million in trade receivables.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 7.     Debt

     Debt at June 30, 2004 and December 31, 2003, including the fair market value of related interest rate swaps, was as follows:

	June 30,	December 31,
	2004	2003
	(in millions)
Debt payable within one year
Commercial paper	$—	$81
Other — short-term	214	234
Current portion of long-term debt	30	36

Total debt payable within one year	244	351

Long-term debt
8.25% notes due August 1, 2010	695	716
7.00% notes due March 10, 2014	438	—
7.95% notes due August 1, 2005	256	518
Term loan due June 25, 2007	173	104
Other	124	129

Total long-term debt	1,686	1,467

Total debt	$1,930	$1,818

     On March 10, 2004, Visteon completed a public offering of unsecured fixed-rate term debt securities totaling $450 million with a maturity of ten years. The securities bear interest at a stated rate of 7.00%, with interest payable semi-annually on March 10 and September 10, beginning on September 10, 2004. The securities rank equally with Visteon’s existing and future unsecured fixed-rate term debt securities and senior to any future subordinated debt. The unsecured term debt securities agreement contains certain restrictions, including, among others, a limitation relating to liens and sale-leaseback transactions, as defined in the agreement. In the opinion of management, Visteon was in compliance with all of these restrictions. In addition, an interest rate swap has been entered into for a portion of this debt ($225 million). This swap effectively converts the securities from fixed interest rate to variable interest rate instruments.

     On April 6, 2004, Visteon repurchased $250 million of our existing 7.95% five-year notes maturing on August 1, 2005. In the second quarter of 2004, Visteon recorded a pre-tax debt extinguishment charge of $11 million, consisting of redemption premiums and transaction costs ($19 million), offset partially by the accelerated recognition of gains from interest rate swaps associated with the repurchased debt ($8 million).

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 7.     Debt — (Continued)

     Visteon has financing arrangements with a syndicate of third-party lenders that provide contractually committed, unsecured revolving credit facilities (the “Credit Facilities”). During the second quarter of 2004, the 364-day revolving Credit Facility in the amount of $565 million was renewed, which now expires in June 2005. In addition to the 364-day revolving facility, Visteon continues to have a five-year revolving credit facility in the amount of $775 million that expires in June 2007. The credit facilities also provide for a delayed draw term loan in the amount of $250 million, expiring in 2007, which is used primarily to finance new construction for facilities consolidation in Southeast Michigan. Borrowings under the credit facilities bear interest based on a variable rate interest option selected at the time of borrowing. The credit facilities contain certain affirmative and negative covenants including a covenant not to exceed a certain leverage ratio of net debt to EBITDA (excluding special charges and other items) of 3.5 to 1. Visteon has been in compliance with all covenants since the inception of the Credit Facilities.

NOTE 8.     Income (Loss) Per Share of Common Stock

     Basic income (loss) per share of common stock is calculated by dividing reported net income (loss) by the average number of shares of common stock outstanding during the applicable period, adjusted for restricted stock. The calculation of diluted income (loss) per share takes into account the effect of dilutive potential common stock, such as stock options, and contingently returnable shares, such as restricted stock.

	Second Quarter		First Half
	2004	2003	2004	2003
	(in millions, except per share amounts)
Numerator:
Net income (loss)	$31	$(167)	$61	$(182)

Denominator:
Average common stock outstanding	129.5	130.7	129.7	130.2
Less: Average restricted stock outstanding	(4.3)	(5.0)	(4.5)	(4.3)

Basic shares	125.2	125.7	125.2	125.9
Net dilutive effect of restricted stock and stock options	3.2	—	3.2	—

Diluted shares	128.4	125.7	128.4	125.9

Income (loss) per share:
Basic	$0.25	$(1.33)	$0.49	$(1.45)
Diluted	$0.24	$(1.33)	$0.48	$(1.45)

     For the second quarter and first half of 2003 potential common stock of about 713,000 shares and 613,000 shares, respectively, are excluded, as the effect would have been antidilutive due to the losses incurred during those periods. Options to purchase 7,693,000 shares of common stock at exercise prices ranging from $11 per share to $22 per share were outstanding during the first half of 2004 but were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common shares. The options expire at various dates between 2009 and 2012.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 9.     Variable Interest Entities

     In December 2003, the FASB issued revised Interpretation No. 46 (“FIN 46”) “Consolidation of Variable Interest Entities.” Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns. Application of FIN 46 was required during the fourth quarter of 2003 for interests in structures that are commonly referred to as special-purpose entities and for all other types of variable interest entities in the first quarter of 2004.

     As a result of the application of FIN 46, the consolidated financial statements include the accounts of Lextron-Visteon Automotive Systems, LLC and MIG-Visteon Automotive Systems, LLC, both joint ventures 49% owned by Visteon or its subsidiaries, that supply integrated cockpit modules and other modules and systems to Nissan. Consolidation of these entities was based on an assessment of the amount of equity investment at risk, the subordinated financial support provided by Visteon, and that Visteon supplies the joint ventures’ inventory. The effect of consolidation on Visteon’s results of operations or financial position as of June 30, 2004 was not significant as substantially all of the joint ventures’ liabilities and costs are related to activity with Visteon.

     From June 30, 2002, a variable interest entity owned by an affiliate of a bank is included in Visteon’s consolidated financial statements. This entity was established in early 2002 to build a leased facility for Visteon to centralize customer support functions, research and development and administrative operations. Construction of the facility is planned to be completed in 2004 at a cost of about $250 million, with initial occupancy starting in mid-2004. As of June 30, 2004, this entity has incurred about $183 million in expenditures related to this facility.

NOTE 10.     Product Warranty

     A reconciliation of changes in the product warranty liability is summarized as follows:

First Half
2004
(in millions)
Beginning balance	$22
Accruals for products shipped	13
Accruals related to pre-existing warranties (including changes in estimates)	9
Settlements	(10)

Ending balance	$34

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 11.     Inventories

     Inventories are summarized as follows:

	June 30,	December 31,
	2004	2003
	(in millions)
Raw materials, work-in-process and supplies	$572	$518
Finished products	262	243

Total inventories	$834	$761

U.S. inventories	$475	$436

     The components of inventory at December 31, 2003 have been conformed to present period presentation to reclassify finished products inventory at several plant locations.

NOTE 12.     Comprehensive Income (Loss)

     Comprehensive income (loss) is summarized as follows:

	Second Quarter		First Half
	2004	2003	2004	2003
		(in millions)
Net income (loss)	$31	$(167)	$61	$(182)
Change in foreign currency translation adjustments, net of tax	(44)	64	(71)	85
Other	—	10	2	17

Total comprehensive loss	$(13)	$(93)	$(8)	$(80)

     Accumulated other comprehensive loss is comprised of the following:

	June 30,	December 31,
	2004	2003
	(in millions)
Foreign currency translation adjustments, net of tax	$59	$130
Realized and unrealized gains on derivatives, net of tax	9	8
Unrealized loss on marketable securities, net of tax	—	(1)
Minimum pension liability, net of tax	(158)	(158)

Total accumulated other comprehensive loss	$(90)	$(21)

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 13.     Segment Information

     Visteon’s reportable operating segments are Automotive Operations and Glass Operations. Financial information for the reportable operating segments is summarized as follows:

	Automotive	Glass	Total
	Operations	Operations	Visteon
		(in millions)
Second Quarter
2004:
Sales	$4,733	$137	$4,870
Income before taxes	52	3	55
Net income	29	2	31
Special charges before taxes	5	—	5
Special charges after taxes	3	—	3
Total assets, end of period	11,208	254	11,462
2003:
Sales	$4,459	$154	$4,613
Income (loss) before taxes	(263)	7	(256)
Net income (loss)	(172)	5	(167)
Special charges before taxes	266	—	266
Special charges after taxes	170	—	170
Total assets, end of period	11,316	286	11,602
First Half
2004:
Sales	$9,566	$276	$9,842
Income before taxes	99	12	111
Net income	53	8	61
Special charges before taxes	16	—	16
Special charges after taxes	10	—	10
Total assets, end of period	11,208	254	11,462
2003:
Sales	$9,010	$307	$9,317
Income (loss) before taxes	(286)	11	(275)
Net income (loss)	(190)	8	(182)
Special charges before taxes	296	1	297
Special charges after taxes	189	1	190
Total assets, end of period	11,316	286	11,602

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 14.     Litigation and Claims

     Various legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against Visteon, including those arising out of alleged defects in Visteon’s products; governmental regulations relating to safety;
employment-related matters; customer, supplier and other contractual relationships; intellectual property rights; product warranties; product recalls; and environmental matters. Some of the foregoing matters involve or may involve compensatory, punitive or antitrust or other treble damage claims in very large amounts, or demands for recall campaigns, environmental remediation programs, sanctions, or other relief which, if granted, would require very large expenditures.

     Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Reserves have been established by Visteon for matters discussed in the foregoing paragraph where losses are deemed probable; these reserves are adjusted periodically to reflect estimates of ultimate probable outcomes. It is reasonably possible, however, that some of the matters discussed in the foregoing paragraph for which reserves have not been established could be decided unfavorably to Visteon and could require Visteon to pay damages or make other expenditures in amounts, or a range of amounts, that cannot be estimated at June 30, 2004. Visteon does not reasonably expect, based on its analysis, that any adverse outcome from such matters would have a material effect on our financial condition, results of operations or cash flows, although such an outcome is possible.